Exhibit 10.2

SUPPLEMENTAL SAVINGS AND RETIREMENT PLAN

FOR KEY SALARIED EMPLOYEES OF

MILLIPORE CORPORATION

(Amended and Restated Effective January 1, 2008)

INTRODUCTION

Millipore Corporation established the Supplemental Savings and Retirement Plan for Key Salaried Employees of Millipore Corporation (the “Supplemental Plan”) effective January 1, 1985 for the following purposes:

1. To allow (a) certain key salaried employees designated by the Board of Directors of Millipore Corporation (the “Board”) and (b) certain key salaried employees other than corporate officers holding an office of vice president and designated by the Chief Executive Officer, to receive benefits directly from Millipore Corporation equal to the benefits such employees would be entitled to receive under the terms of the Retirement Plan for Employees of Millipore Corporation (the “Retirement Plan”) and from the Millipore Corporation Employees’ Participation and Savings Plan (the “Savings Plan”) if the benefits payable from the Retirement Plan and the Savings Plan were not limited by the provisions of the Internal Revenue Code of 1986, as amended (the “Code”).

2. To provide supplemental deferral and matching contribution opportunities to certain key salaried employees.

The Supplemental Plan is hereby amended and restated effective January 1, 2008. Benefits under the Supplemental Plan that commenced to be paid prior to January 1, 2008 shall be governed by the terms of the Supplemental Plan as in effect at the time payment commenced.

The Supplemental Plan is intended to comply with, and shall be construed so as to provide for deferrals and benefits that are consistent with the requirements of, Section 409A of the Code (together with the Treasury Regulations and other applicable guidance thereunder, “Section 409A”). The Administrative Committee may authorize changes to time and form of payment elections but only to the extent consistent with the transition rules, and during the transition relief period, provided under Section 409A.

SECTION 1. SUPPLEMENTAL RETIREMENT PLAN BENEFITS

1.1. A key salaried employee (a) designated by the Board, or (b) other than a corporate officer holding an office of vice president and designated by the Chief Executive Officer, to participate in this Plan (a “Participant”) shall be entitled to a benefit under the provisions of this section if his Retirement Plan benefit as of the benefit commencement date described in Section 1.2 below is less than such benefit would have been if (1) any compensation deferred by the Participant under this Supplemental Plan or under any other nonqualified deferred compensation plan of Millipore Corporation had been included in the Participant’s “Final Average Compensation,” as defined in Section 2.20 of the Retirement Plan, and/or (2) the limits described in Code Sections 401(a) (17) and 415 did not apply.

1.2. Supplemental Retirement Plan Benefits. If a Participant’s benefit from the Retirement Plan is reduced as a result of either or both of the conditions described in Section 1.1, such Participant shall be entitled to a benefit, commencing (except as hereinafter provided) on the first day of the second month following the later of (i) the date the Participant attains age 55 or (ii) the date of his or her Separation from Service, as defined in Section 3.3 below (hereinafter “Supplemental Retirement Plan Benefit Determination Date”) determined by calculating:

(a) First, the benefit that would have been payable to the Participant under the terms of the Retirement Plan if the Participant had elected to commence such benefit on the Supplemental Retirement Plan Benefit Determination Date shall be calculated;

(b) Second, the benefit which would have been payable under the terms of the Retirement Plan if the Participant had elected to commence such benefit on the Supplemental Retirement Plan Benefit Determination Date and if “Final Average Compensation,” as defined in Section 2.20 of the Retirement Plan, included compensation deferred under this Supplemental Plan or any other nonqualified deferred compensation plan of Millipore Corporation and if the limits described in Code Sections 401(a)(17) and 415 did not apply shall be calculated;

(c) Third, the benefit resulting from subtracting the result of step (a) from the result of step (b).

The actuarial equivalent of the result of step (c) shall be payable to the Participant as a single life annuity under this Supplemental Plan. Notwithstanding the foregoing Section 1.2(c), Millipore Corporation may, in its sole discretion, after due consideration to the desires of the Participant and/or his designated beneficiary, communicated to the Corporation at least six (6) months prior to the Supplemental Retirement Plan Benefit Determination Date, make payment of benefits rather in another “life annuity” form described in Section 1.409A-2(b)(2)(ii) of the Treasury Regulations that is of actuarially equivalent value to the single life annuity described in (c) above, determined using such reasonable factors as the Administrative Committee may determine; provided, that no such change in annuity form shall be effective if made on or after the Supplemental Retirement Plan Benefit Determination Date.

SECTION 2. SUPPLEMENTAL SAVINGS PLAN BENEFITS

2.1. Employer Participating Contributions. If contributions to the Savings Plan on behalf of a Participant made pursuant to Section 5.1 of the Savings Plan are limited by the application of the limits described in Code Sections 401(a)(17) and 415 and/or a Participant makes compensation deferrals pursuant to this Supplemental Plan or to any other nonqualified deferred compensation plan of Millipore Corporation, Millipore Corporation shall credit to an account established for the Participant under this Supplemental Plan (his “Supplemental Participation Plan Account” and together with the Participant’s Supplemental Deferral Account, as defined below, the Participant’s “Supplemental Savings Plan Accounts”) an amount equal to the excess of (a) over (b), where (a) is the amount which would have been contributed under Section 5.1 of the Savings Plan in the absence of the limits described in Code Sections 401(a)(17) and 415 and any compensation deferrals under this Supplemental Plan or any other nonqualified deferred compensation plan of Millipore Corporation, and (b) is the amount actually contributed under Section 5.1 of the Savings Plan.

The Participant’s Supplemental Participation Plan Account shall be adjusted as of the end of each calendar quarter as if it were invested in the Participation Fund of the Savings Plan.

2.2. Supplemental Participant Deferrals.

(a) In General. A Participant may elect Supplemental Participant Deferrals for any calendar year by executing an irrevocable deferral election (on a form prescribed by the Administrative Committee) with respect to his or her gross compensation (i.e., compensation determined prior to any deferrals under the Savings Plan, this Supplemental Plan, or any other nonqualified deferred compensation plan of Millipore Corporation). Each such election shall become irrevocable not later than the applicable election deadline. Subject to Section 2.2(b) below, the applicable deadline for a deferral election is such deadline as the Administrative Committee shall establish, which deadline shall in no event be later than:

(i) for any bonus that in the Administrative Committee’s judgment will qualify under Section 409A as “performance-based compensation” that has not yet become readily ascertainable, the date that is six (6) months before the end of the performance period, but only if the Participant has been in continuous employment with the Company since the later of the beginning of the performance period or the date the performance criteria are established; and

(ii) in every other case, the last day of the calendar year preceding the calendar year in which the services to which the deferred compensation relates are to be performed.

The Administrative Committee may, not later than the applicable election deadline, restrict the types of compensation eligible to be deferred under the Supplemental Plan.

(b) Mid-Year Deferral.

(i) An individual who first becomes a Participant after the beginning of a calendar year may elect Supplemental Participant Deferrals for the remainder of such year by executing an irrevocable deferral election (on a form prescribed by the Administrative Committee) with respect to his or her eligible compensation in respect of services to be performed during the remainder of the calendar year following such election within thirty (30) days of the date that he or she becomes eligible to participate. If, during his or her first year of eligibility, a Participant makes an election to defer any compensation that is earned based upon a specified performance period (for example, an annual bonus) and such election is made after the beginning of the performance period, any election made under this Section 2.2(b) shall apply only to the compensation paid for services performed after the election. For purposes of this Section 2.2(b), an election will be deemed to apply to compensation paid for services performed after the election if the election applies to no more than an amount equal to the total amount of the compensation for the performance period multiplied by the ratio of the number of days remaining in the performance period after the election over the total number of days in the performance period.

(ii) An individual who already participates or is eligible to participate in (including, except to the extent otherwise provided in Section 1.409A-2(a)(7) of the Treasury Regulations, an individual who has any entitlement, vested or unvested, to payments under) any other nonqualified deferred compensation plan that would be required to be aggregated with the Supplemental Plan for purposes of Section 1.409A-1(c)(2) of the Treasury Regulations shall not be treated as eligible for the mid-year election rules of this Section 2.2(b) with respect to the Supplemental Plan, even if he or she had never previously been eligible to participate in this Supplemental Plan itself.

(iii) Notwithstanding the foregoing, the Administrative Committee may, in its sole discretion, determine prior to the last day on which a Participant would otherwise be eligible to make a mid-year election under this Section 2.2(b) that no such mid-year election shall be permitted for such Participant with respect to compensation in respect of services to be performed during such Plan Year.

(c) 2008 Participant Deferrals. Notwithstanding any other provision of this Section 2 to the contrary, each individual who made a 2008 Deferral Election shall be deemed to have elected irrevocably, as of December 31, 2007, the same percentage deferral under the Supplemental Plan with respect to his or her 2008 Compensation payable on or after the Effective Deferral Date (and no deferral under the Supplemental Plan with respect to 2008 Compensation payable earlier in 2008). For purposes of this Section 2.2(c), the following terms have the meanings set forth below:

(i) “2008 Deferral Election” is the percentage of a Participant’s Compensation (as defined in the Savings Plan) in effect on December 31, 2007 as a deferral election percentage under the Savings Plan.

(ii) “2008 Compensation” means a Participant’s eligible compensation (prior to any deferrals under the Savings Plan, the Supplemental Plan, or any other nonqualified deferred compensation plan of Millipore Corporation) for the calendar year beginning January 1, 2008, if any.

(iii) “Effective Deferral Date” means the pay date in 2008 in respect of which the last elective deferral contribution for the benefit of the Participant would have been made to the Savings Plan had the Participant continued to defer under the Savings Plan at the 2008 Deferral Election percentage rate. If 2008 Compensation payable on a pay date would be subject only in part to deferral under the Savings Plan under the preceding sentence, only the excess shall be treated as being payable on such pay date for purposes of this Section 2.2(c) (and therefore subject to deferral under the Supplemental Plan).

(d) The amount of compensation deferred by the Participant pursuant to this Section 2.2 of this Supplemental Plan shall be credited to an account established for the Participant under this Supplemental Plan (his “Supplemental Deferral Account”). The Participant’s Supplemental Deferral Account shall be adjusted as of the end of each calendar quarter as if the account were invested in accordance with the Participant’s investment election pursuant to Section 6.3 of the Savings Plan.

2.3. Supplemental Employer Matching Contributions. If a Participant makes Supplemental Participant Deferrals pursuant to Section 2.2 of this Supplemental Plan for any calendar year, Millipore Corporation shall credit to his Supplemental Deferral Account an amount equal to the excess of (i) the employer matching contributions which would have been made pursuant to Section 5.2 of the Savings Plan if the Participant’s Supplemental Participant Deferrals had been made pursuant to Section 4.1 of the Savings Plan, disregarding for purposes of such computation all limits under Code Sections 401(a)(17), 402(g) or 401(m) (and any correlative limits under the Savings Plan) but taking into account all other applicable limits under the Savings Plan, over (ii) the employer matching contributions actually made to the Savings Plan for the Participant’s benefit for such year or, if greater, the employer matching contributions that would have been made thereunder for the Participant’s benefit had the Participant deferred the maximum permissible amount for such year under the Savings Plan. Any matching credits made pursuant to this Section 2.3 shall be credited to the Participant’s Supplemental Deferral Account no later than the last day of the calendar quarter following the end of the calendar year to which the matching credits relate.

2.4. Distributions of Supplemental Savings Plan Benefits. Distributions of amounts credited to a Participant’s Supplemental Savings Plan Accounts shall be paid or shall commence to be paid, subject to Section 3.6 below, upon or within thirty (30) days following the Participant’s Separation from Service. The payment of a Participant’s Supplemental Plan benefits under this Section 2 shall be made in a single lump sum cash payment; provided, that if a Participant so elects in accordance with the rules set forth below, payment of such benefit shall instead be made:

(a) in the form of a single life annuity or another “life annuity” form described in Section 1.409A-2(b)(2)(ii) of the Treasury Regulations that is of actuarially equivalent value to a single life annuity, determined using such reasonable factors as the Administrative Committee may determine; or

(b) in five, ten or fifteen equal annual installments (equal shall mean dividing the account balance by the number of years remaining before making the annual installment then due). For purposes of Section 1.409A-2(b)(2) of the Treasury Regulations, a Participant’s entitlement to such a series of annual installments shall be treated as an entitlement to a single payment.

Any election to have benefits under this Section 2 paid other than as a lump sum, or any election to be paid a lump sum in the case of a Participant who had previously selected an alternative form of payment method, (collectively, a “subsequent election”) must be made in accordance with the following rules: (i) the subsequent election cannot take effect for at least twelve (12) months after the date on which it is made; (ii) the subsequent election must be made at least twelve (12) months prior to the date on which payment would otherwise have been made or would have commenced; and (iii) the payment or payment commencement date under the subsequent election must be at least five (5) years later than the date on which payment would have been made or would have commenced absent the subsequent election.

Any unpaid balance shall remain in the Participant’s Supplemental Deferral Account and shall be adjusted in the manner as provided for in Section 2.2(d).

SECTION 3. DEATH BENEFITS AND OTHER SPECIAL DISTRIBUTION RULES

3.1. General. Except as otherwise provided under this Section 3, distributions under the Supplemental Plan shall be made in accordance with Section 1 or Section 2, whichever is applicable, based upon the type of benefit distribution being made.

3.2. Distributions While Employed. No distributions may be made to a Participant under the terms of this Supplemental Plan while the Participant is an employee of Millipore Corporation or of any affiliate or subsidiary of Millipore Corporation.

3.3. Right of Offset. If, at the time of payment hereunder, the Administrative Committee established pursuant to Section 4.4 determines that the Participant to whom or on whose behalf payment is being made, has incurred an indebtedness to Millipore Corporation in the ordinary course of the service relationship between the Participant and Millipore Corporation, the Administrative Committee shall be entitled, in accordance with Section 1.409A-3(j)(4)(xiii) of the Treasury Regulations, to offset a maximum of $5,000 in any calendar year against any payments otherwise due under the Supplemental Plan for such calendar year. Any reduction made under this Section 3.3 shall be made at the same time and in the same amount as the indebtedness otherwise would have been due and collected from the Participant.

3.4. Withholding. Millipore Corporation shall be entitled to withhold from payments due under the Supplemental Plan any and all taxes of any nature required by any government to be withheld from compensation paid to Participants.

3.5. Loans. No loans to Participants shall be permitted under the Supplemental Plan.

3.6. Distributions upon a Separation from Service in the Case of a Specified Employee. Notwithstanding any other provision of the Supplemental Plan to the contrary, in the case of a Participant who is an individual determined by the Administrative Committee to be a “specified employee” as defined in subsection (a)(2)(B)(i) of Section 409A, payment of such Participant’s benefit owing to a Separation from Service with the Company shall not commence until the date (the “deferred payment date”) which is the earlier of the date that is six (6) months and one (1) day after the date of such Separation from Service or the date of death of such Participant. Any payments that would have been paid, but for this Section 3.6, during such six-month-and-one-day (or shorter) period shall be accumulated and paid without interest on the deferred payment date, The Administrative Committee may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(i) of the Treasury Regulations for purposes of determining “specified employee” status. Any such written election shall be deemed part of the Supplemental Plan. “Separation from Service” shall mean a Participant’s “separation from service” (as that term is defined at Section 1.409A-1(h) of the Treasury Regulations) from Millipore Corporation and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with Millipore Corporation under Section 1.409A-1(h)(3) of the Treasury Regulations). The Administrative Committee may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred. Any such written election shall be deemed part of the Supplemental Plan.

3.7. Distributions upon Death.

(a) Supplemental Retirement Plan Pre-Retirement Death Benefits. In the case of a Participant who dies, survived by his or her spouse, prior to the Participant’s Supplemental Retirement Plan Benefit Determination Date, the provisions of Section 1.2 shall be applied as though the first day of the second month following the date of death (or the actual Supplemental Retirement Plan Benefit Determination Date, if earlier) were the Supplemental Retirement Plan Benefit Determination Date and as though the Participant had commenced receiving a benefit under Section 1.2 on such date in the form of a 50% continuance joint and survivor annuity (with the Participant’s spouse as joint annuitant) and had died immediately thereafter. If a Participant who was entitled to a benefit under Section 1.2 dies on or after the Supplemental Retirement Plan Benefit Determination Date, payment shall be made to the Participant’s surviving spouse only if the applicable form of benefit under Section 1.2 provided for payments to a survivor and in that case shall be paid in accordance with the form of benefit selected.

(b) Supplemental Savings Plan Death Benefits. If a Participant’s Separation from Service occurs by reason of death, or if the Participant dies after benefits under Section 2.4 have commenced to be paid but payment is not completed, the Participant’s Supplemental Savings Plan Account or the remainder of such Account shall be paid in a single lump sum, within thirty (30) days of death, to the Participant’s beneficiary. Each Participant shall designate a beneficiary in writing on a form and in a manner acceptable to the Administrative Committee. In the absence of a properly designated beneficiary (as determined by the Administrative Committee), any death benefit in respect of the Participant’s Supplemental Savings Plan Account, if any, will be paid to the Participant’s surviving spouse, if any, or if the Participant has no surviving spouse, then to the Participant’s estate.

SECTION 4. VESTING

4.1. Vesting.

(a) A Participant shall be vested in his Supplemental Plan benefit, if any, in accordance with the vesting provisions of the Retirement Plan, provided that his Supplemental Plan benefit shall become fully vested upon a Change of Control. A Participant shall be fully vested at all times in his Supplemental Savings Plan benefits.

(b) For purposes of this Plan, “Change of Control” shall mean the occurrence of any one of the following events:

(i) any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or be-comes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act): directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (1) shall not be deemed to be a Change of Control if such event- results from any of the following: (i) the acquisition of Company Voting Securities by the Company or any of its subsidiaries, (ii) the acquisition of Company Voting Securities by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, (iii) the acquisition of Company Voting Securities by any underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) the acquisition of Company Voting Securities pursuant to a Non-Qualifying Transaction (as defined in paragraph (3) below);

(ii) individuals who, as of the date hereof, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof, whose election or nomination for election was approved (either by a specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for director, without written objection to such nomination) by a vote of at least two-thirds of the directors who were, as of the date of such approval, Incumbent Directors, shall be an Incumbent Director; provided, however, that no individual initially appointed, elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be an Incumbent Director;

(iii) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving (i) the Company or (ii) any of its wholly owned subsidiaries pursuant to which, in the case of this clause (ii), Company Voting Securities are issued or issuable (any event described in the immediately preceding clauses (i) or (ii), a “Reorganization”) or (iii) the sale or other disposition of all or substantially all of the assets of the Company to an entity that is not an affiliate of the Company (a “Sale”), unless immediately following such Reorganization or Sale: (A) more than 50% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of (x) the entity resulting from such Reorganization, or the entity which has acquired all or substantially all of the assets of the Company (in either case, the “Surviving Entity”), or (y) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of more than 50% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the Surviving Entity (the “Parent Entity”), is represented by Company Voting Securities that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Reorganization or Sale), (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Entity or the Parent Entity) is or becomes the beneficial owner, directly or indirectly, of 30% or more of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the outstanding voting securities of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) and (C) at least a majority of the members of the board of directors (or similar officials in the case of an entity other than a corporation) of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) following the consummation of the Reorganization or Sale were, at the time of the approval by the Board of the execution of the initial agreement providing for such Reorganization or Sale, Incumbent Directors (any Reorganization or Sale which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

(c) Notwithstanding the foregoing, if any person becomes the beneficial owner of 30% or more of the combined voting power of Company Voting Securities solely as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding, such increased amount shall be deemed not to result in a Change of Control; provided, however, that if such person subsequently becomes the beneficial owner of additional Company Voting

Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change of Control of the Company shall then be deemed to occur.

SECTION 5. MISCELLANEOUS

5.1. Amendment and Termination.

(a) The Board may at any time and from time to time, amend or terminate this Supplemental Plan, without the consent of any Participant or beneficiary, provided that no such amendment or termination shall reduce any benefits accrued under the terms of this Supplemental Plan prior to the date of termination or amendment, except as permitted under Section 409A.

(b) Any amendment or termination of the Supplemental Plan shall become effective as to a Participant or beneficiary on the first day of the month following written notice to such Participant or beneficiary of the amendment or termination.

(c) In connection with termination of this Supplemental Plan, the Administrative Committee may provide for the immediate distribution of all Supplemental Plan Accounts in accordance with and subject to the limitations of Section 1.409A-3(j)(4)(ix), but except for any such acceleration existing Participant Accounts shall be maintained and distributed as though this Plan had not been terminated.

5.2. No Contract of Employment. The establishment of the Supplemental Plan or any modification thereof shall not give any Participant or other person the right to remain in the service of Millipore Corporation, and all Participants and other persons shall remain subject to discharge to the same extent as if the Supplemental Plan had never been adopted.

5.3. Tax Effects. None of Millipore Corporation, the Board, the Administrative Committee, and any firm, person, or corporation, represents or guarantees that any particular federal, state or local tax consequences will occur as a result of any Participant’s participation in this Supplemental Plan. Each Participant shall consult with his or her own advisors regarding the tax consequences of participation in this Supplemental Plan.

5.4. Administrative Committee. The Supplemental Plan shall be administered by an Administrative Committee which shall consist of at least three members who shall serve at the pleasure of the Board.

5.5. Entire Agreement; Successors. This Supplemental Plan, including any subsequently adopted amendments, shall constitute the entire agreement or contract between Millipore Corporation and any Participant regarding the Supplemental Plan. There are no covenants, promises, agreements, conditions or understandings, either oral or written, between Millipore Corporation and any Participant relating to the subject matter hereof, other than those set forth in this Supplemental Plan. This Supplemental Plan and any amendment shall be binding on the parties hereto and their respective heirs administrators, trustees, successors and assigns, and on all designated beneficiaries of the Participant.

5.6. If any provision of this Supplemental Plan shall be held or deemed to be invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, because of its conflicting with any constitution or statute or rule of law or public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable, but this Supplemental Plan shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

IN WITNESS WHEREOF, Millipore Corporation has caused the Plan to be executed by its duly authorized officer this      day of                     , 2008.

MILLIPORE CORPORATION

By:
Title:

SCHEDULE A

This Schedule A applies only to Participants in the Supplemental Plan who are employees of Millipore Corporation and are in the position of Vice President (Exec 1) (hereinafter the “VP Participants”).

For purposes of the VP Participants, Supplemental Participant Contributions (as defined in Section 2.2) shall be limited to six percent (6%) of the VP Participant’s total allowable compensation. This limit shall not apply to any VP Participant who was a participant in the Supplemental Plan prior to January 1, 2008.